[Ridgestone Financial Services, Inc. Letterhead]

March 7, 2005

Dear Fellow Shareholder:

From the time we opened the doors to RidgeStone Bank in late 1995, management has always been devoted to and focused on maximizing long-term value for our shareholders. We continue to work toward our goal of building an organization that provides consistent financial returns along with strong client and employee loyalty and satisfaction. We are writing to you today to further discuss our business plan and strategies we have in place to accomplish these objectives, in the hope of giving you a better understanding of the direction we’ve taken for the bank and the reasons we believe that direction is in the best interests of our shareholders.

RidgeStone Bank is a quality financial institution that is highly-regarded in its market area and we believe well-positioned for continued future growth. Our strategic objective of maximizing shareholder value has historically been premised on two primary fundamental goals: (i) to grow our bank on the strength of relationships with targeted customer segments in our primary market area that offer high profit potential; and (ii) through our highly qualified personnel, to emphasize exceptional customer service and use of evolving technologies to enhance our customers’ banking experience and provide consistently high quality, efficient and reliable services.

With respect to our first goal, we have been able to attract a large number of customers with high profit potential for our bank. In fact, based on a recent survey of national banks in which we participated, eighty percent of our consumer customers are in the household segments most sought after by the financial services industry. While we have always strived to increase our outstanding loans as a means to grow the bank, we have intentionally sought to maintain and enhance the quality and consistency of our loan portfolio, sometimes at the expense of rapid loan growth. We believe this loan quality and customer profitability is the key to our long-term growth and value maximization because we believe it helps us achieve relatively consistent financial returns, maintain sufficient liquidity to fund our operations and, importantly, enhance our reputation in the community as a high quality financial institution. We are, after all, a local community bank – that is our niche and, as such, we believe it is critical that our customers perceive us as dependable, responsive and consistent.

This leads us to our second goal. As a community bank, we offer something far different from the monolithic financial institutions that compete for many of our customers. We offer our customers a higher level of personal service, attention to and knowledge of individual needs, and true personal involvement in helping satisfy financial goals and requirements. We do this by developing and cultivating personal relationships with our customers. We believe this is critical to our strategy and ability to differentiate us from our competitors. We further believe that we offer this level of service through highly qualified and experienced banking personnel with knowledge of our community. Finally, we believe that our customers’ overall banking experience is enhanced by the ability to use technology in a way that makes banking more personalized, convenient and efficient. To do this, we maintain a database of information to provide a high level of individualized service. We were the first bank in Wisconsin to offer online banking and now offer check images and e-statements online.

This strategy has allowed us to experience steady growth since our formation in 1995. Based on deposit market share, we’re already the 9th largest banking office in our primary market area of Brookfield, Wisconsin out of 19 banking locations. In surveys conducted by a national marketing organization, our deposit and loan balances per household are double their survey average. In addition, in these surveys, our customer satisfaction ratings far exceed national averages. Because of the strong demographic makeup of the market we operate in and the customers we’ve successfully attracted, we see continued opportunities for a locally-owned bank such as ours to grow and prosper. And because of the service we’ve been providing to the local community and the reputation of our staff, management has received significant unsolicited support to continue to operate as a locally-managed community bank.

Finally, in view of the events of the last several weeks, we believed it was important that we communicate with you regarding certain recent actions we have taken to help us continue to achieve our strategic goals and maximize the long-term value of your investment. As you may know, after considerable discussion and analysis and with the assistance of legal counsel and a financial advisor, your Board of Directors took action on February 10, 2005 to adopt a Shareholder Rights Plan. The rights plan helps to shield the Company from abusive takeover tactics and gives the Board the ability to protect shareholders if efforts are made to gain control of the Company that may not be in the best interests of all shareholders. The plan does not prevent a sale of the Company. Rather, the plan i) encourages potential buyers to negotiate with the Board of Directors regarding any potential takeover transaction; ii) causes any potential acquirer to pay the same price to all shareholders; and iii) prevents a potential acquirer from acquiring or controlling enough shares to put RidgeStone “in play” without the approval of the Board of Directors.

We remain committed to providing you, our shareholders, the best long-term investment potential that we can. We appreciate your support of our strategic vision during the past years and appreciate the opportunity to share our thoughts with you.

Sincerely,

/s/ Paul E. Menzel	/s/ Christine V. Lake
Paul E. Menzel	Christine V. Lake
Chairman and Chief Executive Officer	President and Chief Operating Officer